Exhibit 10.41

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

This License Agreement is made and entered into simultaneously with the accompanying Settlement Agreement as of the Effective Date by and among the following:

CIBA Vision AG, a Swiss corporation, with its principal place of business at Hardhofstrasse 15, CH-8424 Embrach, Switzerland;

CIBA Vision Corporation, a Delaware corporation, having its headquarters at 11460 Johns Creek Parkway, Duluth, Georgia 30097-1518; and

CooperVision, Inc., a New York corporation, having headquarters at 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588-3772.

WITNESSETH

WHEREAS, the Parties are involved in various legal disputes relating to intellectual property rights and the enforcement thereof;

WHEREAS, CooperVision acknowledges that there was a long felt need in the Contact Lens industry dating back to at least the 1970s to develop an ophthalmically compatible, high oxygen permeability silicone hydrogel Contact Lens suitable for extended wear;

WHEREAS, CooperVision further acknowledges that for more than two decades, numerous researchers in the Contact Lens field sought to develop extended wear silicone hydrogel Contact Lenses without success;

WHEREAS, CooperVision further acknowledges that Contact Lenses made from CIBA’s lotrafilcon A material represent the first successful silicone hydrogel Contact Lenses suitable for extended wear;

WHEREAS, CooperVision further acknowledges that CIBA’s development of silicone hydrogel Contact Lenses represent a breakthrough in Contact Lens technology and is a pioneering invention in the Contact Lens field;

WHEREAS, CooperVision further acknowledges that CIBA’s patent rights asserted in the various legal disputes are valid and enforceable; and

WHEREAS, CIBA further acknowledges that CooperVision’s patent rights asserted in the various legal disputes are valid and enforceable;

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I – DEFINITIONS

1.01 “Affiliate” shall mean any Person that, on or after the Effective Date, directly or indirectly controls, is controlled by, or is under common control with another Person. As used in this definition, “control” shall mean direct or indirect ownership of, or other beneficial interest in, at least fifty percent (50%) of the voting stock, other voting interest, or income of such Person. A Person shall be an Affiliate only during the period of time that such Person meets the definition set forth in this Section 1.01, and shall have no rights or obligations under this Agreement if and when such Person ceases to be an Affiliate.

1.02 “Biomedics Toric” shall mean the cast molded Contact Lens for treating astigmatism currently marketed by CooperVision under the trade name “Biomedics® Toric” comprising forty-five (45) percent ocufilcon D and fifty-five (55) percent water.

1.03 “CIBA” shall mean CIBA Vision AG, corporation organized and existing under the laws of Switzerland, having its principal place of business at Hardhofstrasse 15, CH-8424 Embrach, Switzerland; and CIBA Vision Corporation, a corporation organized and existing under the laws of the State of Delaware, having its headquarters at 11460 Johns Creek Parkway, Duluth, Georgia 30097-1556.

1.04 “CIBA Licensed Products” shall mean all Contact Lenses (including, but not limited to, O 2Optix/AIROptix spherical and toric Contact Lenses), Contact Lens molds, and tools for making Contact Lens molds that (i) in the absence of the license granted under this Agreement would infringe at least one Valid Claim of the CooperVision Patent Rights; or (ii) are made using a process or machine that, in the absence of the license granted under this Agreement, would infringe at least one Valid Claim of the CooperVision Patent Rights; provided, however, that CIBA Licensed Products shall not encompass or include: [*]

1.05 “CIBA Patent Rights” shall mean United States Patent Nos. 5,760,100; 5,789,461; 5,849,811; 5,766,999; 5,965,631; and 6,951,894; all other patents and patent applications in all countries of the world corresponding thereto, having priority derived therefrom; all divisional, continuation and continuation-in-part applications derived from any of the above applications or patents; all patents issuing as a result of the above patent applications; and all patents of addition, reissues, reexaminations, and extensions of any of the above patents.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.06 “Contact Lens” shall mean a lens designed for placement on the cornea of the eye above the epithelium. Contact Lens shall not include solutions for and/or methods for cleaning, disinfecting, or conditioning Contact Lenses; or a lens designed to be surgically implanted in the eye below the epithelium.

1.07 “CooperVision” shall mean CooperVision, Inc., a corporation organized and existing under the laws of the State of New York, having its headquarters at 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588-3772.

1.08 “CooperVision Licensed Products” shall mean all Contact Lenses (including, but not limited to, Contact Lenses made from comfilcon A and CooperVision’s forthcoming Dk100 product), Contact Lens molds, and tools for making Contact Lens molds that (i) in the absence of the license granted under this Agreement would infringe at least one Valid Claim of the CIBA Patent Rights; or (ii) are made using a process or machine that, in the absence of the license granted under this Agreement, would infringe at least one Valid Claim of the CIBA Patent Rights; provided, however, that CooperVision Licensed Products shall not encompass or include: [*]

1.09 “CooperVision Patent Rights” shall mean United States Patent Nos. 6,923,538; 6,431,706; 6,467,903; 6,857,740; 6,971,746; 7,133,174; and 7,134,753; all other patents and patent applications in all countries of the world corresponding thereto, having priority derived therefrom; all divisional, continuation and continuation-in-part applications derived from any of the above applications or patents; all patents issuing as a result of the above patent applications; and all patents of addition, reissues, reexaminations, and extensions of any of the above patents.

1.10 “Effective Date” shall mean November 19, 2007.

1.11 “Final Judgment” shall mean a judgment, order, or decree entered by a court, tribunal, agency, or governmental entity that becomes not further reviewable through the exhaustion of all permissible applications for rehearing or review by a superior body, or through the expiration of time permitted for such applications.

1.12 “Financial Terms” shall mean [*].

1.13 “Future Agreement” shall mean an agreement made after the Effective Date that grants a license under any of the CIBA Patent Rights for products competitive with the CooperVision Licensed Products.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.14 [*].

1.15 [*].

1.16 “Licensed Products” shall mean CooperVision Licensed Products and CIBA Licensed Products.

1.17 “Net Sales” shall mean the [*] where a CooperVision Licensed Product is sold or commercially disposed of for value in an arm’s length transaction with a Third Party in any geographic location.

(a)	As used in this definition, [*].

(b)	Notwithstanding any other provision of this Section 1.17, Net Sales shall not include [*].

(c)	The sale of a single unit of CooperVision Licensed Product may be considered only once in calculating Net Sales.

1.18 “Party” shall mean CIBA or CooperVision, and when used in the plural shall mean both of them.

1.19 “Patent Rights” shall mean the CIBA Patent Rights and the CooperVision Patent Rights.

1.20 “Person” shall mean an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization or other legal or governmental entity.

1.21 “Third Party” shall mean a Person other than a Party or any of such Party’s Affiliates.

1.22 “Valid Claim” shall mean a claim of an unexpired, issued patent falling within the definition of Patent Rights that has not been abandoned, disclaimed, or donated to the public, or held unenforceable, not patentable, or invalid by a decision of a court, tribunal, agency, or other governmental entity of competent jurisdiction as to which all appeals (if available) have been exhausted or the time to appeal has expired.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE II – GRANTS OF LICENSES

2.01 By CIBA. CIBA, on behalf of itself and its Affiliates, hereby grants to CooperVision and its Affiliates a royalty bearing, irrevocable, worldwide, non-exclusive license, with no right to sublicense, under the CIBA Patent Rights to make, have made, import, export, use, sell, and offer to sell CooperVision Licensed Products. The license granted to an Affiliate of CooperVision shall terminate if and when such Person ceases to be an Affiliate of CooperVision under this Agreement.

2.02 By CooperVision. CooperVision, on behalf of itself and its Affiliates, hereby grants to CIBA and its Affiliates a [*] worldwide, irrevocable, non-exclusive license, with no right to sublicense, under the CooperVision Patent Rights to make, have made, import, export, use, sell, and offer to sell CIBA Licensed Products. The license granted to an Affiliate of CIBA shall terminate if and when such Person ceases to be an Affiliate of CIBA under this Agreement. [*].

2.03 License Registration and Recordal. Notwithstanding the generality of the restrictions imposed by Article V, either Party shall have the right, at its sole cost and expense, to register, record and otherwise document the license granted under this Agreement in any country. Each Party agrees to take, at the other Party’s sole cost and expense, all steps reasonably requested by the first Party, including but not limited to executing a “short form” license, to effect the foregoing registration, recordal or other documentation in any country. A Party may record such short form license, but no short form license shall in any way alter or otherwise affect the rights and obligations of the Parties hereunder, and in the event of any inconsistency, this Agreement shall controls.

ARTICLE III – PAYMENTS

3.01 Royalties. In consideration of the settlement of litigation and rights granted herein, CooperVision shall pay royalties to CIBA Vision AG during the term of this Agreement of [*] of the Net Sales of CooperVision Licensed Products; said royalties being understood and deemed to constitute a reasonable net valuation of the license rights and other consideration granted to CooperVision under this Agreement and the accompanying Settlement Agreement. Royalties shall be payable in United States Dollars on a quarterly basis and shall be due within sixty (60) days following the end of each of CooperVision’s fiscal quarters. CooperVision shall have no obligation to pay royalties on the Net Sales of any Contact Lens unless it is made and/or sold in a country where a Valid Claim of the CIBA Patent Rights exists, which Valid Claim is or has been infringed by CooperVision with respect to such Contact Lens. For purposes of determining CooperVision’s royalty obligation under this Section 3.01, CooperVision shall not be deemed to have infringed a Valid Claim of the CIBA Patent Rights in any country merely by transporting Contact Lenses through such country.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.02 Bundled Products. If CooperVision Licensed Products are sold in a single bundled sale (including a single invoice or transaction) with non-licensed products, the sales price of CooperVision’s Licensed Products, for the purposes of calculating the royalty due, shall [*].

3.03 Reports. CooperVision shall report accrued royalties due under Section 3.01 to CIBA Vision AG (with a copy to CIBA Vision Corporation) by submitting a written report with its payments to the addresses in Article IX. Each such report shall include a computation of the royalties accrued during that fiscal quarter, including the trade designation of each CooperVision Licensed Product sold; the Net Sales applicable to each such product in each country; a computation of the total royalties for the quarter using the applicable royalty rate (including the currency exchange rates used in such calculations pursuant to Section 3.05); and any credit against royalties due CooperVision for returns. An authorized representative of CooperVision shall certify that such report is computed in compliance with the contractual requirements of this Agreement. CooperVision shall pay interest to CIBA Vision AG at the [*] on all royalties not paid when due. In the event past due royalties, found by an arbitrator to be due and payable, are collected through bankruptcy or judicial proceedings by an attorney or placed in the hands of an attorney for collection, CooperVision shall pay CIBA’s reasonable attorneys’ fees and other costs of collection.

3.04 Records and Inspection. CooperVision shall keep true and accurate records, files, and books of account containing all data reasonably required for the full computation and verification of the royalties to be paid and the information to be given in accompanying reports. Independent certified public accountants (as chosen by CIBA), upon written request by CIBA to CooperVision, shall be entitled at CIBA’s sole cost and expense to inspect pertinent books and records of CooperVision in Rochester, New York (or such other reasonable location in the United States that CooperVision may designate), once each calendar year to determine the accuracy and completeness of any royalty report made to CIBA. Prior to commencing the inspection, the independent certified public accountants shall sign a confidentiality agreement reasonably acceptable to CooperVision. In the event such inspection reveals any discrepancy between the royalties actually paid by CooperVision during the period covered by the examination and the amount actually due under this Agreement, CooperVision shall pay to CIBA Vision AG the undisputed amount of such discrepancy in the case of an underpayment and CIBA Vision AG shall reimburse CooperVision the undisputed amount of the discrepancy in the event of an overpayment. The independent certified public accountants shall provide a written statement to CooperVision describing the findings and the rationale by which any underpayment was determined. In the event an underpayment represents ten percent (10%) or

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

more of the amount payable for such period, CooperVision shall pay to CIBA Vision AG the amount of the discrepancy plus interest on the amount of the discrepancy at the [*], along with the reasonable cost incurred by CIBA in examining the related records of CooperVision. CooperVision agrees to retain such books, records and accounts for a period of at least three (3) years after the close of the period to which such books, records and accounts relate. The independent certified public accountants shall not disclose to CIBA, its Affiliates, or any other Person the contents of any records, files, or books of account reviewed during the course of an inspection, except that (i) CIBA shall be entitled to receive a statement from the independent certified public accountants indicating only the amount of any underpayment or overpayment discovered during the audit and inspection; and (ii) CIBA shall be entitled to receive a copy of the written statement provided to CooperVision in the event that CooperVision disputes any of the findings in that written statement.

3.05 Currency. All royalty payments shall be made in United States dollars. For purposes of determining the royalty payment to be made for CooperVision Licensed Products sold outside of the United States, the Net Sales shall be converted on a country-by-country basis each month from the currency used in each such country to United States Dollars. The relevant exchange rate shall be the rate set by CooperVision’s corporate finance department on a monthly basis, in accordance with its standard policies and procedures and consistent with the methodology applied in CooperVision’s publicly disclosed consolidated audited financials.

ARTICLE IV – [*]

4.01 [*].

4.02 [*].

4.03 [*].

4.04 [*].

ARTICLE V – CONFIDENTIALITY AND PUBLICITY

5.01 Confidentiality. The financial terms of this Agreement shall be kept confidential and shall not be disclosed to any Third Party, except in the following circumstances: [*].

5.02 Publicity. The Parties and their Affiliates shall not issue any press release disclosing the existence of or relating to this Agreement, except as attached at Appendix A, or upon mutual agreement, in writing, between the Parties.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.03 No Use of Other Party’s Name. In publicizing anything made, used, or sold, offered for sale, imported, or exported under the licenses granted in this Agreement, no Party shall use the name of any other Party or otherwise refer to any Affiliate thereof, except with the written approval of the other Party.

ARTICLE VI – DISCLAIMERS

6.01 Nothing in this Agreement shall be construed as:

(a)	a warranty or representation by any Party or its Affiliates as to the validity, enforceability, or scope of its own Patent Rights;

(b)	a warranty or representation that anything made, used, sold, offered for sale, imported, or exported under any license granted in this Agreement is or will be free from infringement of any patent of any Third Party;

(c)	a requirement that any Party or its Affiliates file any patent application, secure any patent, or maintain any patent in force;

(d)	an obligation to bring or prosecute actions or suits against any Third Party for infringement of any patent;

(e)	an obligation to furnish any manufacturing or technical information, or any information concerning any pending patent application; or

(f)	conferring a right to use in advertising, publicity, or otherwise any trademark or trade name of any Party or Affiliate from which a license is received under this Agreement.

ARTICLE VII – DISPUTE RESOLUTION

7.01 Binding Arbitration. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the Parties shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If the Parties do not reach such solution within a period of sixty (60) days after commencing such efforts, then upon notice by either Party to the other, all disputes, claims, questions, or disagreements shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with the provisions of its Commercial Arbitration Rules (except as expressly modified in this Article VII), and judgment upon the award rendered in the arbitration may be entered by any court of competent jurisdiction.

7.02 Selection of Arbitrators. The arbitration shall be conducted by three (3) arbitrators selected in accordance with the Commercial Arbitration Rules; with the additional qualification that the each arbitrator either must have (i) practiced in the area of patent law for at least ten (10) years or (ii) served as a judge on the United States District Court or the United States Court of Appeals. Prior to the commencement of hearings, each of the arbitrators appointed shall provide an oath or undertaking of impartiality.

7.03 Location of Arbitration. The place of arbitration shall be Washington, District of Columbia.

7.04 Validity, Enforceability and Claim Construction. Except as provided in Article IV, in any arbitration between the Parties, (i) no Party shall contest the validity of any claim or enforceability of any patent issued on or before the Effective Date that has not been found invalid, non-patentable, or unenforceable in a Final Judgment; and (ii) the claims of the United States CIBA Patent Rights shall be construed as set forth in Judge Richard Story’s Order on claim construction, dated March 14, 2003, unless [*]. In any arbitration where, under the terms of this Agreement, a Party is permitted to contest the validity and/or enforceability of the other Party’s Patent Rights, neither the existence nor the terms of this Agreement or the accompanying Settlement Agreement, nor the consent judgments entered pursuant to the Settlement Agreement, shall be considered in determining whether any Party’s Patent Rights are valid and/or enforceable.

7.05 Award. The award shall be made within six (6) months of the appointment of the arbitrators, and the arbitrators shall agree to comply with this schedule before accepting appointment; provided, however, that this time limit may be extended by agreement of the Parties or by the arbitrators if deemed necessary or appropriate in their sole and exclusive discretion.

7.06 Recovery of Fees and Costs. The arbitrators shall award to the prevailing Party, if any, as determined by the arbitrators, all of such Party’s costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, court reporters’ fees, witness fees, and attorneys’ fees.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.07 Confidentiality of Proceedings. No Party or arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties, except where (i) a Party seeks to enter judgment on any award issued in the arbitration, or (ii) a Party determines in good faith, after consultation with counsel, that such disclosure is required by applicable law (including, but not limited to, 35 U.S.C. § 292), court order, or the rules of a securities exchange on which the securities of the Party or an Affiliate are traded, so long as the Party making such disclosure provides at least ten (10) business days’ advance notice to the other Party of the circumstances and reasons for the disclosure.

7.08 Federal Arbitration Act. The Federal Arbitration Act shall govern the interpretation and enforcement of Article VII and any proceedings carried out thereunder.

ARTICLE VIII – MARKING

8.01 Obligation to Mark. Upon execution of this Agreement, both Parties shall make commercially reasonable efforts to begin affixing the applicable United States patent numbers for the other Party’s Patent Rights to the box packaging for all of their respective Licensed Products sold in the United States in accordance with 35 U.S.C. § 287.

8.02 Timing of Compliance. Each Party shall ensure product marking is completed (for product packaged after the Effective Date) within a commercially reasonable time period after the Effective Date.

8.03 Marking Language. The requirements of this Article VIII may be satisfied by listing the appropriate United States Patent Rights on the package preceded by the language, “Mfg. and/or Licensed under one or more of the following:” or substantially similar language.

ARTICLE IX – NOTICE

9.01 Any notice required or desired to be given hereunder shall be deemed sufficiently given when served as provided herein either by an air courier service (such as FedEx, DHL or UPS) or by personal delivery. Service of any notice, report or payment upon a Party hereto shall be deemed complete upon the later of (i) actual receipt before 5:00 p.m. at the location of delivery (and shall be deemed complete on the following day if actually received after 5:00 p.m. at the location of delivery); or (ii) the third day following delivery of the notice to an air courier service with all costs fully prepaid. In order to be effective, any notice must be served upon and received by both the Party and the persons designated to receive a copy thereof at the addresses set forth below:

(a)	For CIBA Vision AG:

CIBA Vision AG

Hardhofstrasse 15

CH-8424 Embrach

Switzerland

Attention: Legal Department

(b)	For CIBA Vision Corporation:

CIBA Vision Corporation

11460 Johns Creek Parkway

Duluth, GA 30097-1518

Attention: Vice President and General Counsel

(c)	For CooperVision:

The Cooper Companies, Inc.

6140 Stoneridge Mall Road

Suite 590

Pleasanton, CA 94588-3772

Attention: Chief Legal Officer

ARTICLE X – ASSIGNMENT, ACQUISITION, AND SUCCESSORS

10.01 Assignment. This Agreement imposes personal obligations on the Parties. Except as set forth in the last sentence of this Section 10.01, no Party may assign, except to an Affiliate, any rights or obligations under this Agreement without the written consent of the other Party (which may be withheld for any reason or no reason), and any such attempted assignment without the written consent of the other Party shall be null and void. A Party may assign all of its rights and obligations under this Agreement to a Third Party that acquires all or substantially all of such Party’s Contact Lens business; provided, however, that the licenses and covenants not to sue in this Agreement and in the accompanying Settlement Agreement shall apply solely to the operations of the acquired Contact Lens business and shall not apply to any Contact Lens business owned or operated by the Third Party prior to the acquisition.

10.02 Successors, Heirs, and Assigns. The rights and obligations of the Parties shall inure to the benefit of and shall be binding upon the Parties, their respective successors, assigns, heirs, and personal representatives (subject to the limitations set forth in Sections 10.01).

ARTICLE XI – SUBSTITUTION RIGHTS

11.01 Notice. If CIBA or an Affiliate enters into a Future Agreement, then not later than thirty (30) days thereafter CIBA shall provide a copy of such Future Agreement to CooperVision pursuant to a confidentiality agreement that allows not more than five (5) senior management and/or attorney employees and three (3) outside lawyers to have access to and review the Future Agreement on terms substantially equivalent to those found in the Nondisclosure Agreement dated October 5, 2006, between CooperVision, Inc. and CIBA Vision Corporation.

11.02 Substitution Rights. CooperVision shall have the option of electing to substitute, on a country-by-country basis, prospectively from the effective date of the Future Agreement, all of the Financial Terms for said country in the Future Agreement for all of the Financial Terms for said country in this Agreement. CooperVision may elect this substitution for any or all of the countries covered in the Future Agreement, even if the Future Agreement applies the same Financial Terms to all such countries. This option shall expire unless exercised by giving CIBA written notice within sixty (60) days after the date on which CooperVision first receives the Future Agreement pursuant to Section 11.01. The substitution right set forth in this Section 11.02 shall apply only to the Financial Terms of the Future Agreement; CooperVision shall have no right to substitute any other terms of the Future Agreement for any other terms of this Agreement.

11.03 Calculation of Lump-Sum Payments. Any lump-sum payments (irrespective of how such lump-sum payments are characterized) provided for in a Future Agreement in lieu of, or in addition to, a running royalty shall be [*]. If CooperVision exercises the option set forth in Section 11.02, then the [*] shall be included in the Financial Terms of the Future Agreement that are substituted for the Financial Terms of this Agreement. In any arbitration concerning the appropriate formula for calculations under this Section 11.03, there shall be a rebuttable presumption that any formula, sales projections, and/or market forecasts that CIBA reasonably and in good faith relied upon in entering into the Future Agreement are correct, accurate, and are the proper basis for the formula to be determined by the arbitration.

ARTICLE XII – MISCELLANEOUS PROVISIONS

12.01 Governing Law and Jurisdiction. Except as provided for in Section 7.08, this Agreement shall be governed by and construed in accordance with the internal substantive and procedural laws of the State of New York without regard to conflict of laws principles. Further, to the extent necessary to enforce the provisions of Section 7.01 and awards granted pursuant thereto, the Parties agree that the United States District Court for the District of Delaware and the United States District Court for the Eastern District of Texas shall retain jurisdiction over the Parties.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.02 Term. The term of this Agreement shall commence on the Effective Date and shall end on the expiration of the last-to-expire of the Parties’ Patent Rights; provided, however, that the terms of Article V shall survive the termination or expiration of this Agreement.

12.03 Headings. The headings appearing herein have been inserted solely for the convenience of the Parties and shall not affect the construction, meaning or interpretation of this Agreement.

12.04 Other Patent Proceedings. CIBA and its Affiliates shall not any time rely upon, or offer as evidence, anything in this Agreement, including but not limited to the recitals thereof, or the accompanying Settlement Agreement, including but not limited to the Consent Judgment attached as Appendix A thereto, for the purpose of arguing against the patentability, validity, or enforceability of any claim in any patent or patent application owned or controlled by CooperVision or any Affiliate in any lawsuit, arbitration, or other proceeding, including but not limited to any patent prosecution, interference, reexamination, or other proceeding before the United States Patent and Trademark Office. CooperVision and its Affiliates shall not any time rely upon, or offer as evidence, anything in this Agreement or the accompanying Settlement Agreement, including but not limited to the Consent Judgment attached as Appendix B thereto, for the purpose calculating damages or determining a reasonable royalty in any lawsuit, arbitration, or other proceeding against CIBA and its Affiliates.

12.05 Integration. The terms and provisions contained in this License Agreement and the accompanying Settlement Agreement constitute the entire agreement and understanding between the Parties regarding the subject matter of this Agreement. No Party has relied or will rely on any representation or agreement of the other Party except to the extent set forth herein, and no Party shall be bound by or charged with any oral, written or implied agreements, representations, warranties, understandings, commitments or obligations not specifically set forth herein. This Agreement may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing signed by a duly-authorized officer of each of the Parties.

12.06 No Waiver. The failure of either Party at any time to require performance by the other Party of any provisions of this Agreement shall in no way affect the right of such Party to require future performance of that provision. Any waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

12.07 Counterparts. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages, any of which may be executed by less than all of the Parties, provided that each Party executes at least one such duplicate or duplicate signature page. A copy of an executed original of this Agreement shall be admissible in evidence for all purposes in any legal proceeding as between the Parties.

12.08 Due Authorization; No Conflict. Each Party warrants and represents that such Party is fully entitled and duly authorized to enter into and deliver this Agreement. In particular, and without limiting the generality of the foregoing, each Party warrants and represents that it is fully entitled to grant the licenses, enter into the covenants, and undertake the obligations set forth herein. CIBA represents and warrants in respect to the CIBA Patent Rights that it has legal power to extend the rights granted to CooperVision in this Agreement and that it has not made and shall not make any commitments to others inconsistent with or in derogation of such rights; and that CIBA Vision Corporation is an Affiliate of CIBA Vision AG, which has the entire right to extend the licenses granted to CooperVision in this Agreement. Each Party also warrants and represents that: (i) neither the execution, nor the delivery, nor the performance of this Agreement by such Party will conflict with or result in a breach or violation of, or constitute a default under, or result in the imposition of a lien, charge, or encumbrance upon any of such Party’s properties, or an acceleration of any of its indebtedness pursuant to any of the terms of any agreement or instrument by which such Party or its properties are bound, or any law, order, judgment, decree, rule or regulation applicable to it of any court, regulatory body, administrative agency, governmental body, stock exchange or arbitrator having jurisdiction over it; and (ii) no consent, approval, authorization or order of, or declaration or filing with, any court or governmental agency or body, or any Third Party, is required to be obtained or filed by such Party in connection with the transactions contemplated in this Agreement, except for those that have been obtained or made on or prior to the Effective Date.

12.09 Corporate Power. CIBA warrants and represents that (i) CIBA Vision AG is a corporation duly organized and validly existing under the laws of Switzerland; and (ii) CIBA Vision Corporation is a corporation duly organized and validly existing under the laws of the state of Delaware. CooperVision warrants and represents that CooperVision, Inc. is a corporation duly organized and validly existing under the laws of the State of New York. CIBA and CooperVision further warrant and represent that they have full corporate power and authority to enter into this Settlement Agreement and carry out the provisions hereof.

12.10 Interpretation and Construction. This Agreement has been fully and freely negotiated by the Parties hereto with the advice of legal counsel, shall be considered as having been drafted jointly by the Parties, and shall be interpreted and construed as if so drafted, without construction in favor of or against any Party on account of its participation in the drafting hereof.

12.11 Acknowledgement. Each Party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein. Each Party acknowledges that (i) it has carefully read this Agreement; (ii) it has had the assistance of legal counsel of its choosing (and such other professionals and advisers as it has deemed necessary) in the review and execution hereof; (iii) the meaning and effect of the various terms and provisions hereof have been fully explained to it by such counsel; (iv) it has conducted such investigation, review and analysis as it has deemed necessary to understand the provisions of this Agreement and the transactions contemplated hereby; and (v) it has executed this Agreement of its own free will.

[SIGNATURE PAGE FOLLOWS]

Each of the Parties has caused this Agreement to be executed by its respective duly-authorized officer as of the Effective Date.

CIBA VISION AG

By:	/s/ Ralph Boehm
Title:	CBU – Finance Officer

Date:	11/26/07

By:	/s/ Thomas Huggenberger
Title:	Head, Legal EMEA

Date:	11/26/07

CIBA VISION CORPORATION

By:	/s/ Michael Kehoe
Title:	CEO

Date:	11/19/07

COOPERVISION, INC.

By:	/s/ Carol R. Kaufman
Title:	VP

Date:	11/19/07